Proposal:
1. To elect the following Directors:
                             Votes in Votes
                             Favor of Against

Ronald E. Robison           9,279,816 102,274
Joseph J. Kearns            9,279,816 102,274
Michael Nugent              9,279,816 102,274
Fergus Reid                 9,279,816 102,274